PRESS RELEASE

For Immediate Release                      Contact: Thomas R. Martin
                                                    914-641-2157
                                                    Ralph Allen
                                                    914-641-2030

     ITT INDUSTRIES AND GOULDS PUMPS, INC. AGREE TO $815 MILLION CASH MERGER
              --Company Will Be World's Largest Producer of Pumps--

         White Plains, NY, April 21, 1997--ITT Industries, Inc. (NYSE:IIN) and Goulds Pumps, Incorporated (NASDAQ:GULD) announced today that both companies' boards of directors have approved a definitive agreement under which ITT Industries will acquire Goulds for $37 a share or approximately $815 million in cash, plus assumption of $119 million of Goulds' debt. Under the agreement, a cash tender offer will be commenced by a wholly-owned subsidiary of ITT Industries no later than April 25, 1997 to acquire all of the outstanding shares of Goulds.

         The tender offer will be subject to the valid tender of Goulds' shares representing a majority of the voting power of Goulds, the expiration of waiting periods under applicable antitrust and competition laws, and other customary closing conditions. The tender offer is expected to be completed in June.

         "This combination will create the world's largest pump producer and contribute significant efficiencies for both growth and cost improvement," said Travis Engen, chairman, president and chief executive of ITT Industries. "It increases our participation in one of our most profitable and fastest-growing business segments. Once the acquisition is completed, our fluid technology business will represent more than 20 percent of sales and over 25 percent of operating income, creating a global tender in a growing industry that is beginning to consolidate. We expect the acquisition to enhance earnings growth, with an accretive impact in its first full year and significant contributions thereafter. This transaction is the most dramatic step to date in our long-term strategy of building shareholder value."

         "We are pleased that ITT Industries recognizes Goulds' proud history, our strong name and many gains we have recently achieved," said Goulds' chairman and chief executive officer, Thomas C. McDermott. "Goulds and ITT Industries will be an important combination. We look forward to working with ITT Industries' management team in taking full advantage of the opportunities created through our combined capabilities."


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                    BENEFITS FOR GROWTH AND COST IMPROVEMENT

         "This is a superb fit," Mr. Engen emphasized. "On the revenue side, the products of ITT Industries' fluid technology business and Goulds complement each other perfectly. For example, Goulds is one of the leading producers of pumps for the industrial sector while ITT Industries is a world leader in submersible pumps for municipal water treatment worldwide. The cost benefits available in this combination flow from greater economies in purchasing, manufacturing, marketing and sales, R&D and support functions.

         "In addition, there are important geographic efficiencies, especially in some of the world's fastest growing markets," Mr. Engen said. "For instance, in the Pacific Rim, ITT Industries' distribution points in Australia, New Zealand, Vietnam and several Central Asian republics, are complemented by Goulds' distribution in The Philippines, Korea and Thailand. We both have operations in China, Taiwan, Singapore, Malaysia and Indonesia. In Latin America, our operations in Chile, Argentina and Brazil will be enhanced by Goulds' presence in Mexico and Venezuela.

         "We are bringing together two proven leaders in their respective segments of the fluid products industry serving more than 130 nations. The industry's growth and profit potential is most promising in the developing world, where the combined company will have access to the full range of infrastructure-related and industrial markets," Mr. Engen added.

         "Together we will focus on continuing to improve operations and serving customers better and more efficiently through our global distribution networks. The fluid businesses of ITT Industries and Goulds will accelerate their progress in complementary business sectors," said Mr. Engen.

         Goulds Pumps, Inc. is a leading worldwide supplier of industrial, residential and commercial pumps, parts and accessories. Headquartered in Fairport, New York, the company had 1996 revenues of $774 million and employs over 5,200 people throughout the world. The company has a respected position in a number of process industries and is a major supplier to engineering contractors around the world. Goulds is also the world's leading manufacturer of residential well-water pump systems.


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         ITT Industries' fluid technology business specializes in the manufacture of pumps, valves, heat exchangers and related equipment used to move, measure and control fluids. With 1996 sales of $1.3 billion in the fluid technology segment, the company provides products serving markets that include wastewater treatment, chemical processing, construction, bio-pharmaceutical, aerospace, and general industry. With sales offices in over 100 countries, ITT Fluid Technology is growing rapidly in emerging markets around the globe. The company's brand names include Flygt, Bell and Gossett, A-C Pump, Richter and Jabsco.

         ITT Industries (www.ittind.com) is a leading global diversified manufacturing company, with 1996 sales of $8.4 billion dollars from its three primary business segments, fluid technology, automotive, and defense and electronics. ITT Industries' automotive business is one of the world's largest independent suppliers of systems and components to automotive manufacturers. In the defense and electronics area, ITT Industries is a leader in the design, manufacture and support of high technology electronic systems and components for defense and commercial markets. In addition to the New York Stock Exchange, ITT Industries' stock is traded under the symbol ("IIN") on the Midwest, Pacific, London, Frankfurt and Paris exchanges.



NOTE TO EDITORS: THIS IS ITT INDUSTRIES (NYSE:IIN) NOT ITT CORPORATION (NYSE:ITT). ANY SHORTHAND REFERENCE TO ITT WILL BE INCORRECT.


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